EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports First Quarter 2015 Results
Houston, Texas - April 30, 2015 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $178.7 million for the three months ended March 31, 2015, compared to a net loss of $69.7 million for the same period in 2014.
Significant items for the three months ended March 31, 2015 were a loss of $126.7 million, compared to a loss of $38.3 million for the comparable 2014 period. Significant items for the three months ended March 31, 2015 related to losses on early extinguishment of debt related to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities in March 2015, derivative losses due primarily to changes in long-term LIBOR during the respective periods, and development expenses primarily for the fifth and sixth natural gas liquefaction trains (“Trains”) we are developing through SPL at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Liquefaction Project”).

General and administrative expense (including affiliate) decreased by $5.4 million for the three months ended March 31, 2015, compared to the corresponding 2014 period, primarily due to a decrease in management fees incurred under certain management service agreements with wholly owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”). SPL is required to pay monthly fees to an affiliate of Cheniere based upon the capital expenditures incurred in the previous month for construction of the first four Trains at the Liquefaction Project. Operating and maintenance expense (including affiliate) increased by $23.1 million for the three months ended March 31, 2015, compared to the corresponding 2014 period, primarily due to costs incurred in order to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal.

Recent Significant Events

▪
In March 2015, SPL issued an aggregate principal amount of $2.0 billion of 5.625% Senior Secured Notes due 2025. Net proceeds from the offering are being used to pay a portion of the capital costs associated with the construction of the first four Trains of the Liquefaction Project.

▪	In April 2015, we received authorization from the Federal Energy Regulatory Commission (“FERC”) to site, construct and operate Trains 5 and 6 of the Liquefaction Project.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six Trains, each with an expected aggregate nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”).
The Trains are in various stages of development.

▪
Construction on Trains 1 and 2 began in August 2012, and as of March 31, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 87.2%, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

▪
Construction on Trains 3 and 4 began in May 2013, and as of March 31, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 62.6%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

▪
Trains 5 and 6 are under development. We have entered into SPAs for approximately 3.75 mtpa in aggregate that commence with the date of first commercial delivery for Train 5. We have received authorizations from the U.S. Department of Energy (“DOE”) to export 503 Bcf per year of LNG volumes from Trains 5 and 6 to free trade agreement (“FTA”) countries. Authorization to export LNG to non-FTA countries is pending. In April 2015, we received FERC authorization to site, construct, and operate Trains 5 and 6.

We will contemplate making a final investment decision to commence construction of Trains 5 and 6 based upon, among other things, entering into EPC contracts, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining adequate financing. We expect to commence construction on Train 5 upon receiving all regulatory approvals and obtaining financing followed by Train 6 upon entering into acceptable commercial arrangements and obtaining financing.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 - 4	Trains 5 & 6
DOE export authorization	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
EPC contracts	Completed	2015
Financing	Completed	2015
- Equity commitments
- Debt commitments
FERC authorization	Completed
- FERC Order		Received
- Certificate to commence construction		2015
Issue Notice to Proceed	Completed	2015
Commence operations	2015 - 2017	2018/2019
Distributions to Unitholders
We estimate that the annualized distribution to common unitholders for fiscal year 2015 will be $1.70 per unit.
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of May 1, 2015, and the related general partner distribution on May 15, 2015.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa. The overall project completion percentage of Trains 1 and 2 is approximately 87.2% as of March 31, 2015. The overall project completion percentage of Trains 3 and 4 is approximately 62.6% as of March 31, 2015. Cheniere Partners is developing Trains 5 and 6 and received FERC authorization to site, construct, and operate Trains 5 and 6 in April 2015. Cheniere Partners has entered into six third-party LNG SPAs that in the aggregate equate to 19.75 mtpa and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniere.com.
For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues
Revenues	$66,718	$66,449
Revenues—affiliate	812	772
Total revenues	67,530	67,221

Operating costs and expenses
Operating and maintenance expense	31,987	9,219
Operating and maintenance expense—affiliate	4,773	4,431
Depreciation expense	14,879	14,318
Development expense	1,151	3,496
Development expense—affiliate	204	152
General and administrative expense	3,515	3,366
General and administrative expense—affiliate	21,597	27,153
Total operating costs and expenses	78,106	62,135

Income (loss) from operations	(10,576)	5,086

Other income (expense)
Interest expense, net	(42,845)	(40,270)
Loss on early extinguishment of debt	(88,992)	—
Derivative loss, net	(36,384)	(34,681)
Other income	121	132
Total other expense	(168,100)	(74,819)

Net loss	$(178,676)	$(69,733)

Basic and diluted net loss per common unit	$(0.61)	$(0.06)

Weighted average number of common units outstanding used for basic and diluted net loss per common unit calculation	57,080	57,079

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	March 31,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$171,464	$248,830
Restricted cash and cash equivalents	261,371	195,702
Accounts receivable	26,197	310
Advances to affiliate	21,804	27,323
LNG inventory	16,281	4,293
Prepaid expenses and other	10,120	6,411
Other—affiliate	5,195	3,651
Total current assets	512,432	486,520

Non-current restricted cash and cash equivalents	1,849,456	544,465
Property, plant and equipment, net	9,534,951	8,978,356
Debt issuance costs, net	214,450	241,909
Non-current derivative assets	472	11,744
Other non-current assets	137,192	124,521
Total assets	$12,248,953	$10,387,515

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$8,379	$8,598
Accrued liabilities	204,461	136,596
Due to affiliates	17,527	19,660
Deferred revenue	26,653	26,655
Derivative liabilities	7,252	23,247
Total current liabilities	264,272	214,756

Long-term debt, net	10,992,229	8,991,333
Non-current deferred revenue	12,500	13,500
Other non-current liabilities	6,943	2,452
Other non-current liabilities—affiliate	45,710	34,745

Commitments and contingencies

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at March 31, 2015 and December 31, 2014)	419,407	495,597
Class B unitholders’ interest (145.3 million units issued and outstanding at March 31, 2015 and December 31, 2014)	(38,216)	(38,216)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at March 31, 2015 and December 31, 2014)	525,243	648,414
General partner’s interest (2% interest with 6.9 million units issued and outstanding at March 31, 2015 and December 31, 2014)	20,865	24,934
Total partners’ equity	927,299	1,130,729
Total liabilities and partners’ equity	$12,248,953	$10,387,515

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663